Exhibit 99.1

PRESS ANNOUNCEMENT

Date:           October 25, 2011

Contact:     James H. Nicholson

Chief Financial Officer

440-248-7171

PVF Capital Corp. Announces Fiscal 2012 First-Quarter Results as Turnaround Progress Continues

•	Mortgage banking revenue remains strong in lower interest rate environment, partially offset by mortgage servicing asset impairment

•	Expanded business lines generate new revenue streams

•	Company achieves its eighth consecutive quarterly improvement in key regulatory ratio of classified assets to core capital plus general valuation allowance

•	Capital ratios remain strong and exceed prescribed regulatory levels

Solon, OH—PVF Capital Corp. (Nasdaq: PVFC), the parent company of Park View Federal Savings Bank, announced a net loss of $0.8 million, or $0.03 basic and diluted loss per share, for the quarter ended September 30, 2011. This compares with a net loss of $0.6 million, or $0.02 basic and diluted loss per share, for the prior-year quarter and a net loss of $2.6 million, or $0.10 basic and diluted loss per share, for the quarter ended June 30, 2011.

Robert J. King, Jr., President and Chief Executive Officer, commented, “We continue to be encouraged with the progress of our strategy to substantially recapitalize our balance sheet, resolve the challenge of problem assets and transform our core operations to a relationship-based commercial bank. Our pre-tax, pre-credit provision income improved from the last quarter, and mortgage banking revenues remain strong in this low interest rate environment. In addition, our expanded business lines, which include commercial banking, small business lending, treasury management and private banking services, have begun to generate new revenue streams. In fiscal 2012, we will continue to focus on providing a differentiated value proposition for customers and shareholders as we make further progress with our transformation.”

Net Interest Income Stable, but Under Pressure

Net interest income for the quarter was $5.2 million, a decrease of $0.2 million, or 4.7%, from the quarter ended June 30, 2011, and a decrease of $0.1 million, or 1.9%, compared with the quarter ended September 30, 2010. The reduction in net interest income is largely attributable to a strategic change in mix and level of average earning assets. As part of the Company’s multi-year plan to diversify its balance sheet and improve its risk profile, average loans outstanding have been reduced along with the level of investment securities. This has increased the level of lower yielding short-term funds and investments, putting pressure on earning asset yields. While this higher level of liquidity may reduce interest income in the short term, it is prudent to maintain this liquidity as the Company reduces its level of problem assets and builds the appropriate product set and infrastructure to diversify its loan portfolio and revenue streams. The net interest margin for the period was 2.80%, compared with 2.95% and 2.62% for the quarters ended June 30, 2011, and September 30, 2010, respectively.

Non-Interest Income Mix Improving

Non-interest income totaled $1.7 million for the quarter. This was a decrease of $0.3 million from the fiscal 2011 fourth quarter, which was boosted by a $1.2 million gain on the sale of investment securities. Excluding this gain, non-interest income improved $0.9 million compared with the fiscal 2011 fourth quarter as a result of a $0.6 million decrease in real estate owned credit-related costs, a $0.2 million improvement in mortgage banking activities inclusive of the recognition of a mortgage servicing asset impairment valuation allowance of $0.7 million, and an increase of $0.1 million on the sale of SBA loans as the Company builds this new business line and revenue source. In comparison with the same period of the prior year, non-interest income declined $0.8 million, primarily due to lower mortgage banking revenues of $1.4 million in the current period. Although mortgage activity was stronger than in the fiscal 2011 fourth quarter, due to lower rates, it was weaker than the prior-year period, which also experienced a low rate environment. The majority of mortgage lending activities in the current environment continues to involve refinancing and is highly correlated to interest rate movements and levels. Offsetting this decline was an improvement of $0.5 million in real estate owned credit-related costs in the current period.

Nonperforming Assets Continue to Decline

For the eighth consecutive quarter, the Company continued its progress with its multi-year plan to improve the Bank’s balance sheet, reduce problem assets, and build the infrastructure and culture needed to transform to a relationship-based commercial bank. During the quarter, nonperforming loans declined $2.4 million, or 4.7%, compared with the fourth quarter of fiscal 2011, while other real estate owned declined $0.1 million, resulting in total nonperforming assets of $55.9 million. This is a decline of $22.1 million, or 28.3%, compared with total nonperforming assets of $78.0 million at September 30, 2010.

The Company continued to move toward achieving the requirements of its regulatory order by reducing its level of classified assets to core capital plus general valuation allowance ratio to 65.7% at September 30, 2011, compared with 86.5% at the end of the prior-year quarter. The Company also reduced its level of classified assets plus special mention assets to core capital plus general valuation allowance ratio to 84.8%, compared with 109.6% a year ago. The requirements of the regulatory order for these ratios are 50% and 65%, respectively.

As a result of the continued progress in improving overall asset quality and reducing the level of problem loans, the provision for loan losses totaled $1.5 million for the quarter compared with $4.2 million and $2.8 million for the quarters ended June 30, 2011, and September 30, 2010, respectively. The persistently difficult economic operating environment, along with the costs associated with problem asset disposition, continued to negatively impact valuations and impede the rate of problem asset resolution.

The allowance for loan losses at September 30, 2011, was $29.6 million, or 5.2% of total loans. This compares with an allowance of $30.0 million, or 5.2%, and $32.6 million, or 5.4%, at June 30, 2011, and September 30, 2010, respectively. The allowance’s coverage of nonperforming loans continued to strengthen during the quarter to 61.6% at September 30, 2011, compared with 59.6% and 45.9% for the fiscal 2011 fourth quarter and prior-year quarter, respectively.

Non-interest expense totaled $6.2 million for the current quarter, compared with $6.3 million for the fiscal 2011 fourth quarter and $5.9 million for the year-ago quarter. The Company is successfully managing this expense level while investing in the infrastructure and personnel to expand the business lines as part of its transformation.

Pre-tax, pre-credit provision income

One non-GAAP metric that management believes is useful in analyzing performance is pre-tax, pre-credit provision income, which adjusts earnings to exclude provision expense, credit-related charges involving the valuation and disposition of other real estate owned, and securities gains or losses. In addition, earnings are adjusted for items identified by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends. The pre-tax, pre-credit provision income at September 30, 2011 was $0.6 million, compared with $0.5 million for the quarter ended June 30, 2011, and $2.2 million for the prior-year quarter.

A reconciliation of net earnings reported under generally accepted accounting principles to pre-tax, pre-credit provision income for the quarters ended September 30, 2011, June 30, 2011, and September 30, 2010 is as follows (dollars in millions):

	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010
Net income (loss)	$(0.8)	$(2.6)	$(0.6)
Federal income tax provision (benefit)	0.0	(0.4)	(0.4)

Pre-tax income (loss)	(0.8)	(3.0)	(1.0)
Provision for loan losses	1.5	4.2	2.8
Loss/write-down (gain) on real estate owned	(0.1)	0.5	0.4
Securities gains	0.0	(1.2)	0.0

Pre-tax, pre-credit provision income	$0.6	$0.5	$2.2

Pre-tax, pre-credit provision income improved by approximately $0.1 million compared with the June 30, 2011 period as a result of higher income from mortgage banking activities and lower operating expenses, partially offset by lower net interest income. Pre-tax, pre-credit provision income declined from the September 30, 2010 period primarily due to the lower mortgage banking income for the current period compared with the higher levels realized in the low-rate environment a year ago, along with slightly lower net interest income and higher operating costs.

Capital Ratios Exceed Regulatory Levels

The Bank’s capital ratios continue to exceed the levels prescribed under the regulatory order. As of September 30, 2011, the ratio of tier one (core) capital to adjusted total assets stood at 8.62% and the total risk-based capital to risk-weighted assets was 12.95%. The requirements under the regulatory order are 8.00% and 12.00%, respectively.

About PVF Capital Corp.

Park View Federal is a wholly-owned subsidiary of PVF Capital Corp. and operates 17 full-service offices located throughout the Greater Cleveland area. For additional information, visit our web site at www.parkviewfederal.com. PVF Capital Corp.’s common shares trade on the NASDAQ Capital Market under the symbol PVFC.

Use of Non-GAAP Financial Measures

This release included certain financial information determined by methods other than in accordance with generally accepted accounting principles in the United States (“GAAP”). One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends is pre-tax, pre-credit provision income. This is the level of earnings adjusted to exclude the impact of:

•

provision expense and credit related charges involving the valuation and disposition of other real estate owned, which are excluded because its absolute level is elevated and volatile in times of economic stress;

•	available-for-sale and other securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile; and

•

certain items identified by management to be outside of ordinary banking activities, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends.

Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. While the Company believes that non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. Non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact methods of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, interest rate changes, real estate values, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. This press release contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

# # #

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	September 30,	June 30,
	2011	2011
ASSETS
Cash and amounts due from financial institutions	$22,423,338	$19,138,325
Interest-bearing deposits	121,849,012	130,153,080
Interest-bearing deposits	6,000,000	—

Total cash and cash equivalents	150,272,350	149,291,405
Securities available for sale	2,985,210	8,946,674
Mortgage-backed securities available for sale	4,820,249	4,972,121
Loans receivable held for sale, net	12,856,959	9,392,389
Loans receivable, net of allowance of $29,553,164 and $29,996,893, respectively	538,259,278	547,282,037
Office properties and equipment, net	7,526,063	7,556,764
Real estate owned, net	7,925,179	7,972,753
Federal Home Loan Bank stock	12,811,100	12,811,100
Bank-owned life insurance	23,482,789	23,420,089
Prepaid expenses and other assets	19,074,253	15,409,502

Total assets	$780,013,430	$787,054,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Non-interest bearing deposits	$26,939,572	$28,947,373
Interest bearing deposits	621,582,659	623,624,462

Total deposits	648,522,231	652,571,835
Note payable	1,126,111	1,152,778
Long-term advances from the Federal Home Loan Bank	35,000,000	35,000,000
Advances from borrowers for taxes and insurance	7,507,090	11,212,923
Accrued expenses and other liabilities	17,286,734	15,835,317

Total liabilities	709,442,166	715,772,853

Stockholders’ equity
Serial preferred stock, none issued	—	—
Common stock, $.01 par value, 65,000,000 shares authorized; 26,142,443 shares issued	261,424	261,424
Additional paid-in capital	100,604,722	100,543,717
Retained earnings (accumulated deficit)	(25,609,374)	(24,788,778)
Accumulated other comprehensive income (loss)	(848,361)	(897,235)
Treasury stock at cost, 472,725 shares, respectively	(3,837,147)	(3,837,147)

Total stockholders’ equity	70,571,264	71,281,981

Total liabilities and stockholders’ equity	$780,013,430	$787,054,834

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
	2011	2010
Interest and dividends income
Loans	$7,104,267	$8,132,310
Mortgage-backed securities	49,721	461,328
Federal Home Loan Bank stock dividends	127,760	143,730
Securities	24,217	95,403
Federal funds sold and interest-bearing deposits	92,498	20,325

Total interest and dividends income	7,398,463	8,853,097

Interest expense
Deposits	1,949,047	2,666,458
Long-term borrowings	272,440	911,069

Total interest expense	2,221,487	3,577,527

Net interest income	5,176,976	5,275,570
Provision for loan losses	1,500,000	2,800,000

Net interest income after provision for loan losses	3,676,976	2,475,570

Non-interest income
Service charges and other fees	178,818	172,466
Gain on sale of mortgage loans	1,827,435	3,747,992
Income (loss) from mortgage servicing fees	(817,270)	(1,333,697)
Gain on sale of SBA loans	221,218	0
Increase in cash surrender value of bank-owned life insurance	62,699	75,367
Gain (loss) on real estate owned	140,112	(165,576)
Provision for real estate owned losses	(69,400)	(246,000)
Other, net	127,507	238,203

Total non-interest income	1,671,119	2,488,755

Non-interest expense
Compensation and benefits	2,894,698	2,435,991
Office occupancy and equipment	598,910	706,973
FDIC insurance	428,699	606,277
Professional and legal	115,000	119,903
Outside services	495,667	417,283
Maintenance contracts	196,334	133,542
Franchise tax	225,428	181,524
Real estate owned and collection expense	613,859	736,565
Other	625,275	589,873

Total non-interest expense	6,193,870	5,927,931

Income (loss) before federal income taxes	(845,775)	(963,606)
Federal income tax provision (benefit)	(25,178)	(345,192)

Net income (loss)	$(820,597)	$(618,414)

Basic earnings (loss) per share	($0.03)	($0.02)

Diluted earnings (loss) per share	($0.03)	($0.02)

FINANCIAL HIGHLIGHTS

	At or for the three months ended
(dollars in thousands except per share data) Balance Sheet Data:	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Total assets	$780,013	$787,055	$777,363	$826,701	$836,746
Loans receivable	567,812	577,279	591,800	593,169	604,038
Allowance for loan losses	29,553	29,997	29,876	31,493	32,629
Loans receivable held for sale, net	12,857	9,392	5,848	11,278	15,151
Mortgage-backed securities available for sale	4,820	4,972	38,966	43,022	41,772
Cash and cash equivalents	150,272	149,291	89,481	130,961	130,706
Securities held to maturity	—	—	—	—	—
Securities available for sale	2,985	8,947	15,872	16,958	15,112
Deposits	648,522	652,572	647,251	628,995	644,635
Borrowings	36,126	36,153	36,179	86,206	86,233
Stockholders’ equity	70,571	71,282	74,671	77,654	82,233
Nonperforming loans	47,972	50,347	52,564	58,216	71,100
Other nonperforming assets	7,925	7,973	8,083	8,764	6,891
Tangible common equity ratio	9.05%	9.06%	9.61%	9.39%	9.83%
Book value per share	$2.75	$2.78	$2.91	$3.03	$3.21
Common shares outstanding at period end	25,669,718	25,669,718	25,669,718	25,669,718	25,642,218

Operating Data:
Interest income	$7,399	$7,762	$8,008	$8,358	$8,853
Interest expense	2,222	2,332	2,999	3,251	3,577

Net interest income before provision for loan losses	5,177	5,430	5,009	5,107	5,276
Provision for loan losses	1,500	4,150	2,090	4,500	2,800

Net interest income (loss) after provision for loan losses	3,677	1,280	2,919	607	2,476
Noninterest income	1,671	2,003	836	2,610	2,488
Noninterest expense	6,194	6,269	6,618	5,974	5,928

Income (loss) before federal income taxes	(846)	(2,986)	(2,863)	(2,757)	(964)
Federal income tax expense (benefit)	(25)	(417)	(69)	953	(346)

Net income (loss)	$(821)	$(2,569)	$(2,794)	$(3,710)	$(618)

Basic earnings (loss) per share	$(0.03)	$(0.10)	$(0.11)	$(0.14)	$(0.02)

Diluted earnings (loss) per share	$(0.03)	$(0.10)	$(0.11)	$(0.14)	$(0.02)

Performance Ratios:
Return on average assets	(0.42%)	(1.31%)	(1.35%)	(1.78%)	(0.29%)
Return on average equity	(4.63%)	(14.10%)	(14.67%)	(18.29%)	(2.97%)
Net interest margin	2.80%	2.95%	2.58%	2.56%	2.62%
Interest rate spread	2.70%	2.86%	2.48%	2.41%	2.48%
Efficiency ratio	83.62%	93.82%	110.01%	79.29%	63.33%
Stockholders’ equity to total assets (all tangible)	9.05%	9.06%	9.61%	9.39%	9.83%

Asset Quality Ratios:
Nonperforming assets to total assets	7.17%	7.41%	7.80%	8.10%	9.32%
Nonperforming loans to total loans	8.45%	8.72%	8.88%	9.81%	11.77%
Allowance for loan losses to total loans	5.20%	5.20%	5.05%	5.31%	5.40%
Allowance for loan losses to nonperforming loans	61.60%	59.58%	56.84%	54.10%	45.89%
Net charge-offs to average loans, annualized	1.33%	2.73%	2.47%	3.64%	1.08%

Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	8.62%	8.63%	9.09%	8.84%	8.71%
Ratio of tier one (core) capital to adjusted total assets	8.62%	8.63%	9.09%	8.84%	8.71%
Ratio of tier one risk-based capital to risk-weighted assets	11.68%	11.60%	11.83%	12.16%	11.65%
Ratio of total risk-based capital to risk-weighted assets	12.95%	12.87%	13.10%	13.42%	12.92%